Exhibit 11

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

August 8, 2007

Frontegra Funds, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, Illinois  60062

Ladies and Gentlemen:

We have acted as counsel to Frontegra Funds, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form N-14 (the “Registration Statement”) relating to the issuance by the Company of shares of common stock, $0.01 par value, (the “Shares”) of the Frontegra Total Return Bond Fund (the “Total Return Bond Fund”) and the Frontegra Investment Grade Bond Fund (the “Investment Grade Bond Fund”), each a series of the Company, in connection with the proposed reorganization of the Columbus Core Plus Fund and the Columbus Core Fund with and into the Total Return Bond Fund and the Investment Grade Bond Fund, respectively, pursuant to separate agreements and plans of reorganization (each, an “Agreement”).

We have examined:  (a) the Registration Statement (including the proxy statement/prospectus and form of Agreement contained therein), (b) the Company’s Articles of Incorporation, as amended, and By-Laws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.  In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents.  We have not independently established any facts represented in the documents so relied upon.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and will be validly issued, fully paid and non-assessable by the Company when issued upon the terms of the Agreement included in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended (the “1940 Act”), and applicable state securities laws.

With certain exceptions, we are members of the bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin.  The opinion expressed herein is limited to the laws (other than the conflict of law rules) of the State of Maryland that are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state and to the 1933 Act and the 1940 Act.  We express no opinion with respect to any other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the 1933 Act or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI, WASHINGTON DC, AND SHANGHAI PRC

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